EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Fourth Quarter Net Loss of $(1,311,000) on
Net Sales of $3,945,000; Anticipates First Quarter Profit

MINNEAPOLIS – February 28, 2006 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $3,945,000 for the fourth quarter ended December 31, 2005, a decrease of 32.9%, compared to net sales of $5,877,000 for the fourth quarter of 2004. The net loss for the fourth quarter of 2005 was $(1,311,000) or $(0.08) per share, compared to a net income of $156,000, or $0.01 per share, for the fourth quarter of 2004. Insignia Point-of-Purchase Services® (POPS) revenues for the fourth quarter were $3,169,000, a decrease of 37.9%, compared to fourth quarter 2004 POPS revenues of $5,104,000.

For the year ended December 31, 2005, net sales were $19,598,000, a decrease of 6.6%, compared to net sales of $20,992,000 for 2004. The net loss for the year ended December 31, 2005 was $(3,308,000) or $(0.22) per share, compared to $(4,858,000), or $(0.38) per share for 2004. Insignia POPS revenues for the year ended December 31, 2005 were $16,445,000, a decrease of 5.2%, compared to POPS revenues of $17,341,000 for 2004.

CEO Scott Drill commented, “Our fourth quarter results were extremely disappointing, but not unexpected based on the state our business was in on October 26, 2005 when we issued our third quarter results. Fortunately, our POPS revenue bookings for 2006 have increased substantially since then. We currently have customer orders of approximately $4,621,000 for the current quarter which will result in a year-to-year quarterly POPS revenue increase of approximately 12% when compared to 2005 first quarter POPS revenue of $4,137,000. The higher revenue in conjunction with a much improved cost structure should result in first quarter net income in excess of $400,000. The combination of our expense reduction initiatives and lower retailer revenue guarantees has reduced our cost structure by approximately $3,000,000 annually.

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February 28, 2006	Insignia Systems, Inc. Reports Fourth Quarter Results	Page 2

Drill went on to state, “Our cash position at year end was $2,711,000. Legal expense for the fourth quarter was $357,000 versus $404,000 in the fourth quarter of 2004. Discovery continues to be on hold in our New York case where we have had an Amended Motion to Dismiss pending since August 18, 2004. In Minnesota, there was a hearing on February 17 which related primarily to the Amended Motions to Dismiss which were filed by News America and Albertsons. At the end of the hearing, the Judge stated that he would rule on these motions quickly.”

Conference Call

The Company will host a conference call today, February 28, at 4:00 p.m. Central Time. To access the live call, dial 800-231-9012. The conference code is 4287132. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through March 8, 2006. To access the replay, dial 888-203-1112 and reference the passcode 4287132.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Kellogg Company, Nestlé, Pfizer, Reckitt Benckiser, Inc., S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2004 and SEC Form 10-Q for the quarter ended September 30, 2005. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

February 28, 2006	Insignia Systems, Inc. Reports Fourth Quarter Results	Page 3

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004
Net Sales	$3,945,000	$5,877,000	$19,598,000	$20,992,000
Cost of Sales	2,686,000	3,287,000	12,519,000	13,062,000
Gross Profit	1,259,000	2,590,000	7,079,000	7,930,000
Operating Expenses:
Selling	1,381,000	1,334,000	5,697,000	5,809,000
Marketing	224,000	267,000	1,135,000	1,095,000
General & administrative	963,000	843,000	3,564,000	4,933,000
Impairment of goodwill	—	—	—	960,000

Operating Income (Loss)	(1,309,000)	146,000	(3,317,000)	(4,867,000)
Other Income (Expense)	(2,000)	10,000	9,000	9,000

Net Income (Loss)	$(1,311,000)	$156,000	$(3,308,000)	$(4,858,000)

Net Income (Loss) Per Share
Basic	$(0.08)	$0.01	$(0.22)	$(0.38)
Diluted	$(0.08)	$0.01	$(0.22)	$(0.38)

Shares used in calculation of net income (loss) per share:
Basic	15,002,000	13,319,000	15,002,000	12,687,000
Diluted	15,002,000	13,323,000	15,002,000	12,687,000

SELECTED BALANCE SHEET DATA

	December 31, 2005	December 31, 2004

Cash and cash equivalents	$2,711,000	$6,156,000
Working capital	2,592,000	4,813,000
Total assets	6,673,000	9,921,000
Total liabilities	4,601,000	4,588,000
Shareholders’ equity	2,072,000	5,333,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com